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                                                                    Exhibit 99.1
Contact:
Christopher Taylor
Sr. Director of Investor Relations
Genome Therapeutics Corp.
781-398-2466

FOR IMMEDIATE RELEASE

                 GENOME THERAPEUTICS RAISES $15 MILLION THROUGH
                  PRIVATE PLACEMENT OF CONVERTIBLE DEBENTURES

Waltham, Mass., March 6, 2002 - Genome Therapeutics Corp. (Nasdaq: GENE) today announced that it has closed a sale of convertible debentures to two institutional investors, raising $15 million in gross proceeds. The proceeds of the financing will be used primarily to continue clinical development for its lead drug candidate, Ramoplanin, including the ongoing Phase III clinical trial.

The debentures may be converted into shares of Genome Therapeutics common stock at the option of the holder, at a price of $8.00 U.S., subject to customary adjustments, approximately a 50% premium from the closing price of $5.40 on March 1, 2002. The maturity date of the debentures is December 31, 2004. Interest on the debentures accrues at 6% annually. The investors also received warrants to purchase up to 487,500 shares of Genome Therapeutic's common stock at an exercise price of $8.00 per share, subject to certain adjustments. The warrants only become exercisable to the extent the debentures are converted or if certain other redemptions or repayments of the debentures occur. Ladenburg Thalmann & Co. Inc. acted as the placement agent for this transaction.

The securities issued in the transaction have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements. Genome Therapeutics has filed additional details of this transaction with the Securities and Exchange Commission on form 8-K.

Genome Therapeutics (www.genomecorp.com) is a biopharmaceutical company focused on the discovery and development of pharmaceutical and diagnostics products. The Company's first product candidate, Ramoplanin, is in Phase III clinical trials for the prevention of bloodstream infections caused by vancomycin-resistant enterococci (VRE). Genome Therapeutics' biopharmaceutical business includes six major product discovery alliances with pharmaceutical companies including Schering-Plough, AstraZeneca, Wyeth-Ayerst and bioMerieux, a joint venture with ArQule and a significant portfolio of internal drug discovery programs. The Company also maintains an active genomics services business, GenomeVision(TM) Services, providing services to pharmaceutical companies in their drug discovery efforts. These services include custom contract sequencing, SNP discovery and the PathoGenome(TM) Database.

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